EXHIBIT 99.1

      ZymoGenetics Reports First Quarter 2004 Financial Results

    SEATTLE--(BUSINESS WIRE)--May 6, 2004--ZymoGenetics, Inc. (Nasdaq:ZGEN) today reported its financial results for the first quarter ended March 31, 2004. The company reported a net loss for the quarter of $18.9 million, or $0.36 per share, reflecting continuing investment in its pipeline of product candidates. For the first quarter of 2003, ZymoGenetics had a net loss of $13.5 million, or $0.29 per share. The company ended the quarter in a strong financial position, with $285.0 million of cash and investments.
    "ZymoGenetics is off to a good start in 2004," stated Bruce L.A. Carter, president and CEO. "We have made significant progress with the start of rhThrombin Phase 2 clinical trials, completion of a Phase 1 trial of TACI-Ig in healthy volunteers, the filing and clearance of our IND application for IL-21, and the completion of an important licensing agreement for IL-20," added Dr. Carter.
    Revenues for the quarter decreased by 9% to $5.7 million, compared to $6.2 million for the same period in the prior year. The decrease resulted from lower license fees and milestone payments. Revenues recorded in the 2003 quarter included a milestone payment from Novo Nordisk related to development of IL-21 outside North America. In the 2004 quarter, the company received a $4 million upfront payment related to an IL-20 license, but $3.6 million of this amount has been deferred and will be recognized as revenue over the remainder of 2004.
    Operating expenses for the quarter increased, as expected. Expenses increased by 20% to $24.6 million, compared to $20.5 million for the first quarter of 2003. The increase largely resulted from higher costs related to the company's product development programs. ZymoGenetics is developing a broad pipeline of proprietary therapeutic protein product candidates and expects shortly to begin clinical trials of its fourth product candidate, IL-21. The company has ramped up its development efforts significantly over the past year, both through the addition of experienced personnel and the expansion of outsourced development work, such as process development, manufacturing and preclinical testing.

    Company Highlights

    To date in 2004, ZymoGenetics has taken a number of important steps in support of its business plan, including the following:

    -- Completed patient treatment in a Phase 1 rhThrombin clinical trial and began Phase 2 clinical studies of rhThrombin, which will address the control of bleeding in four different surgical settings: liver resection, lumbar spine surgery, lower extremity peripheral artery bypass surgery, and formation of vascular access grafts for dialysis.

    -- Together with its collaborator Serono, completed treatment of subjects in a Phase 1 clinical trial of TACI-Ig, examining the effects of treatment in healthy volunteers.

    -- Filed an IND application for Interleukin 21 (IL-21) and received agreement from the Food and Drug Administration to begin a Phase 1 clinical study examining the effects of IL-21 in treating metastatic melanoma and renal cell carcinoma patients.

    -- Completed a license agreement with Novo Nordisk A/S, granting exclusive rights in North America to ZymoGenetics' patents covering Interleukin 20 (IL-20) for which the company received a $4 million initial license fee, along with potential milestone and royalty payments.

    About ZymoGenetics

    ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. The Company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2003. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.


                          ZYMOGENETICS, INC.
                       STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                             (Unaudited)
                                                    Three Months Ended
                                                         March 31,
                                                    ------------------
                                                       2004     2003
                                                    ------------------
Revenues:
   Royalty revenue                                    $2,410   $2,396
   Option fee                                          1,875    1,875
   License fees and milestone payments                 1,404    1,962
                                                    ------------------
       Total revenues                                  5,689    6,233
Operating expenses:
   Research and development, excluding noncash
       stock-based compensation                       20,033   15,675
   General and administrative, excluding noncash
       stock-based compensation                        2,965    3,094
   Noncash stock-based compensation expense            1,572    1,766
                                                    ------------------
       Total operating expenses                       24,570   20,535
                                                    ------------------
Loss from operations                                 (18,881) (14,302)
Other income (expense), net                              (15)     831
                                                    ------------------
Net loss                                            $(18,896)$(13,471)
                                                    ==================
Basic and diluted net loss per share                  $(0.36)  $(0.29)
                                                    ==================
Weighted-average number of shares used in
   computing net loss per share                       52,701   45,871
                                                    ==================


                            BALANCE SHEETS
                            (in thousands)
                              (Unaudited)

                                            March 31,     December 31,
                                              2004           2003
                                          -------------- -------------

Cash, cash equivalents and short-term
 investments                                   $284,998      $299,892
Other current assets                              8,834         8,652
Property and equipment, net                      65,756        62,341
Other assets                                      5,218         5,024
                                          -------------- -------------
      Total assets                             $364,806      $375,909
                                          ============== =============

Current liabilities                             $22,212       $21,131
Lease obligation                                 50,666        50,570
Construction advance from landlord               11,793         7,918
Other non-current liabilities                     8,405         8,375
Shareholders' equity                            271,730       287,915
                                          -------------- -------------
      Total liabilities and shareholders'
       equity                                  $364,806      $375,909
                                          ============== =============


    CONTACT: ZymoGenetics, Inc.
             Susan W. Specht, 206-442-6592